Letter of Agreement between

Crystal Research Associates, LLC and PITOOEY!, Inc.

Date: February 26, 2013

Crystal Research Associates, LLC (CRA), whose primary office is located at 880 3rd Avenue, 6th Floor, New York, NY 10022, is being contracted to write an Executive Informational Overview® (EIO®) by and for PITOOEY!, Inc. (the “Company”), 15685 North Cave Creek Road, Suite 101, Phoenix, AZ 85032.

CRA will compile the EIO® from previously announced, publicly disseminated information in full compliance with Regulation FD (Fair Disclosure) of the U.S. Securities and Exchange Commission (SEC). The EIO® shall be an extended report consisting of 30 to 60+ pages, without maximum. Upon completing the EIO®, CRA will submit the document to PITOOEY!, Inc. management for approval. The content of the EIO® will be the responsibility of PITOOEY!, Inc., and PITOOEY!, Inc. shall have the right at its sole discretion to edit such content. Additionally, in the calendar year following publication of the initial EIO®, CRA shall contact PITOOEY!, Inc. in order to write four (4) quarterly updates of approximately 8-16 pages each, such updates based upon PITOOEY!, Inc.’s news announcements, focus, and product development. In Year Two of this Agreement, CRA will update the base EIO® and will contact PITOOEY!, Inc. in order to arrange for submissions and information to create and provide four (4) additional quarterly updates.

The final version of the EIO® will be delivered in Portable Document Format (via Adobe Acrobat PDF) file to PITOOEY!, Inc. Before release of a final PDF file to PITOOEY!, Inc., the Company will be required to acknowledge approval of the content of the EIO® by having the Chairman, President, or Chief Financial Officer initial, sign, and return by fax or mail to CRA a hard copy.

PITOOEY!, Inc. will choose the quantity of hard copies of the EIO® that will be printed by CRA and CRA will be the sole source of any such reproduction or printing of reports. CRA is contracted with a high-quality printer, which standardizes our EIO®’s. The standardization is critical to ensuring consistent quality of product by our firm. CRA will submit the printing estimate to the Company for approval prior to print. PITOOEY!, Inc. will be responsible for any charges related to printing and shipping expenses. CRA reserves the right to post the approved PITOOEY!, Inc. EIO® on its website,  www.crystalra.com, and other distribution mediums to be done at no additional cost to PITOOEY!, Inc.

The duration of this Agreement is two years, inclusive, and is non-cancellable.  The cost for the first year, including the initial extended EIO® report (which is not to exceed two revisions) and the four (4) quarterly updates is forty two thousand five hundred dollars (US $42,500) and options to purchase an aggregate of four (4) million restricted shares of common stock of PITOOEY!, Inc., at an exercise price of $1.30 per share, issued to Crystal Research Associates, LLC.  The first cash payment, as well as a corporate resolution authorizing the issuance, and further defining the terms, of options to purchase up to one (1) million restricted shares of common stock of PITOOEY!, Inc., is due upon the signing of this Agreement and consists of a non-refundable cash fee of thirty thousand U.S. dollars (US $30,000).  The remaining cash balance of twelve thousand five hundred U.S. dollars (US $12,500) is to be paid to CRA no later than ten (10) calendar days following receipt of the first draft of the EIO® report.  Upon PITOOEY!, Inc., securing a minimum of two million dollars ($2,000,000) in financing, PITOOEY!, Inc. shall issue to CRA options to purchase three (3) million restricted shares of common stock of PITOOEY!, Inc., at an exercise price of $1.30 per share.  In addition, the payment for year two of this Agreement is thirty five thousand U.S. Dollars (US $35,000), due on the anniversary date of this Agreement.  PITOOEY!, Inc. will be responsible for one roundtrip airfare and related expenses to visit its facilities and conduct due diligence at headquarters.

Please acknowledge your acceptance of these terms by signing and faxing Agreement to (609) 395-9339, and then mailing the original along with the initial payment to Crystal Research Associates, LLC (CRA) at 23 Scottsdale Court, Cranbury, NJ 08512.

PITOOEY!, Inc.

Name: ____________________________________________

Title: ____________________________________________

Date:  _______________________________

Corporate Headquarters: 880 Third Avenue, 6th floor, New York, NY 10022

Phone: (212) 851-6685 | Fax (609) 395-9339

Satellite Location: 2500 Quantum Lakes Dr., Ste. 203, Boynton Beach, FL 33426

Phone: (561) 853-2234 | Fax (561) 853-2246